Exhibit 99.1

COPsync Announces Third Quarter 2015 Financial Results

Q3 Sales Bookings Hit Highest Level Since 2013; Recurring Revenues Continue to Increase

DALLAS – November 23, 2015 (GLOBE NEWSWIRE) – COPsync, Inc. (NASDAQ: COYN (NASDAQ: COYNW), which operates the nation’s largest law enforcement in-car information sharing and communication network and the COPsync911 threat alert service for schools, government buildings, hospitals and other potentially at-risk facilities, announces unaudited financial results for the three-month period ended September 30, 2015.

Q3 2015 Financial Highlights

•	Sales order bookings for Q3 were $1,740,000, which sequentially is an increase of 20% in sales bookings over Q2 2015, and represents the highest quarterly sales bookings number since Q2 2013.

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Software license/subscription revenues increased year-over-year by 4%, or $29,153, to $730,577 for the three-month period compared to $701,424 for the same period in 2014. Sequential software license/subscription revenues in Q3 2015 versus Q2 2015 decreased slightly by 2% or $16,736. The decrease results from one-time fees for e-ticketing court integrations included in Q2 software license/subscription revenues.  But for these one-time fees, Q3 2015 software license/subscription revenues would have been higher than in Q2 2015.

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Non-subscription hardware, installation and other revenues decreased year-over-year by $67,874 (11%), to $532,969 for the three-month period compared to $600,843 for the same period in 2014.  The decrease in these non-subscription revenues had the effect of causing total Q3 quarterly revenues to decrease by $38,721 (3%), to $1,263,546, compared to $1,302,267 for the same period in 2014. In contrast, sequential non-subscription hardware, installation and other revenues in Q3 2015 versus Q2 2015 increased by 7% or $33,691.

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Total cost of sales increased year-over-year by 11% to $725,240 for the three-month period compared to $654,968 for the same period in 2014, which resulted in overall gross profits decreasing year-over-year by 17% to $538,306, for an overall gross margin quarterly percentage of (43%), compared to $647,299 (50%), for the same period in 2014.  In contrast, sequential gross margins for software subscription revenues in Q3 2015 versus Q2 2015 increased to 59% from 57%.

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Total operating expenses, inclusive of research and development, increased by 15% to $1,456,472 for the period compared to $1,264,884 for the same period in 2014. Research and development expense decreased $183,818 to $316,116, sales and marketing expenses increased $164,606 to $563,213 and general and administrative expense increased $210,800 to $577,143.

•	Cash consumed by operating activities was $1,268,946 for the three-month period compared to $821,370 for the same period in 2014.

•	The Company reported a GAAP net loss of $1,509,464 (($0.38) per share) for the three-month period compared to a net loss of $665,908 (($0.19) per share) for the same period in 2014.

“We are very pleased to see the increase in the Q3 sales order bookings, which is the largest order bookings quarter since mid-2013,” said Ronald A. Woessner, COPsync’s chief executive officer. “We expect to see the results of these strong order bookings reflected in top-line revenue in the near and medium term. We are also pleased to see the increase in the company’s recurring software license fees, which are the bedrock of the company’s business model and foundational to the company’s future success, and the recurring software license fees gross margins. We are launching sales and marketing activities to expand the COPsync Network and COPsync911 customer footprint in targeted geographies throughout the U.S. while we continue to methodically expand the company’s customer footprint here in Texas, which is home to approximately 8%.of all state and local U.S. law enforcement officers.”

About COPsync

COPsync, Inc. (NASDAQ: COYN; COYNW) is a technology company that improves communication between and among law enforcement officers and agencies from differing jurisdictions to help them prevent and respond more quickly to crime. The COPsync Network connects law enforcement officers and agencies to a common communications system, which gives officers instant access to actionable, mission-critical data and enables them to share information and communicate in real-time with other officers and agencies, even those hundreds and thousands of miles away. The Network's companion COPsync911 threat alert system enables schools, courts, hospitals, government buildings, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts directly to local law enforcement officers in their patrol cars in the event of crisis, thereby speeding first responder response times and saving minutes when seconds count. The COPsync Network saves officer and citizen lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The COPsync Network also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports. The company also sells VidTac(R), an in-vehicle, software-driven video system for law enforcement. Visit www.copsync.com and www.copsync911.com for more information.

Safe Harbor Statement

Statements in this release that are not purely historical facts or that depend upon future events, including statements about forecasts of earnings, revenue, product development, sales or other statements about anticipations, beliefs, expectations, intentions, plans or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based on information available to the Company on the date this release was issued.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s ability to obtain and retain customers and development, implementation and acceptance of its products and services.  In particular, the statement, “We expect to see the results of these strong order bookings reflected in top-line revenue in the near and medium term” is highly dependent on the Company’s ability to successfully execute the sales orders that have been booked and to book additional orders for its products and services and renew its existing customers at anticipated renewal rates and how it determines to use the proceeds of its recent offering. The Company may not succeed in adequately addressing and managing these and other risks. Further information regarding factors that could affect the Company’s financial, operating and other results can be found in the risk factors section of the Company’s filing on Form 10-K for 2014, Form 10-Q for the quarter ended September 30, 2015 and other filings the Company may make with the Securities and Exchange Commission from time-to-time. For company logo, see: http://www.globenewswire.com/newsroom/prs/?pkgid=13013.

Ronald A. Woessner
Chief Executive Officer
972-865-6192
invest@copsync.com

Media:
Dian Griesel Int'l.
Susan Forman
212-825-3210